EXHIBIT 99.1
                        Press Release

PATRIOT TRANSPORTATION HOLDING, INC. DISCONTINUES OPERATION OF
AGENT/OWNER-OPERATOR SUBSIDIARY

JACKSONVILLE, Fla.--(BUSINESS WIRE)-Aug. 10, 2001--Patriot Transportation Holding, Inc. (Nasdaq:PATR - news) announced today that it is discontinuing the operations of its third-party agent/owner-operator subsidiary, Patriot Transportation, Inc. The Company expects that its after-tax results for the fourth quarter will be negatively impacted by approximately $2.1 million (which equates to $.66 per diluted share), including restructuring charges relating to the shut down of this subsidiary.

The Patriot Transportation, Inc. subsidiary will cease operations as rapidly as practicable. For the nine months ending June 30, 2001, this subsidiary had revenues of $18.3 million and pre-tax losses of $1.5 million. This subsidiary, a non-asset based variable cost transportation company, provided transportation services to shippers through independent sales agents and independent contractors exclusively using tractors belonging to the independent contractors and independent fleet owners.

The Company attributed the decision to close this subsidiary to declining margins from the continuing administrative costs that would be required to support this start-up business, sharply higher liability insurance costs and an adverse economic climate.

"Unfortunately, in this difficult period for the transportation business, we have not been able to obtain the operating margins and mileage growth we had planned by entering into this line of business. It is time for us to direct our resources into more profitable areas of our business," stated John E. Anderson, the Company's President and Chief Executive Officer.

Notwithstanding the planned closure of its Patriot
Transportation, Inc. subsidiary, the Company will continue to conduct its transportation business through two other wholly owned subsidiaries, Florida Rock & Tank Lines, Inc. and SunBelt
Transport, Inc.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and


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events to differ materially from those indicated in such
forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and climatic conditions, availability and terms of financing; competition; freight demand, risk insurance markets; demand for flexible warehouse office capabilities; national economic picture; labor market for drivers; fuel costs; and inflation. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


Contact:
     Patriot Transportation Holding, Inc., Jacksonville
     John E. Anderson, 904/396-5733, Ext. 3215


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